Exhibit 99.1

PRESS RELEASE

CONTACT CHRIS HEADLY

(540) 349-0218

chris.headly@tfb.bank

FAUQUIER BANKSHARES, INC. ANNOUNCES First QUARTER 2020 RESULTS

•	Net income was $1.4 million for the first quarter compared with net income of $1.6 million for the prior quarter and first quarter of 2019;
•	Net interest income was $6.2 million for the first quarter and the prior quarter and was $6.1 million for the first quarter of 2019;
•	Net interest margin was 3.76% for the first quarter compared with 3.65% for the prior quarter and 3.89% for the first quarter of 2019;
•	Net loans were $562.1 million for the first quarter compared with $545.0 million for the prior quarter and $539.7 million for the first quarter of 2019;
•

The allowance for loan losses was $5.6 million for the first quarter compared with $5.2 million for the prior quarter and $5.3 million for the first quarter of 2019.  Higher provision for loan losses was recognized which was primarily attributable to the increase in qualitative factors as a result of the impact from COVID-19;

•	Deposits were $629.6 million for the first quarter compared with $622.2 million for the prior quarter and $592.4 million for the first quarter of 2019;
•	Regulatory capital remains strong with ratios exceeding the well capitalized thresholds in all categories.

WARRENTON, VA., April 20, 2020 - Fauquier Bankshares, Inc. (the Company) (NASDAQ: FBSS), parent company of The Fauquier Bank, reported net income of  $1.4 million, or $0.37 per diluted share for the quarter ended March 31, 2020, compared with $1.6 million, or $0.41 per diluted share for the prior quarter and $1.6 million or $0.43 per diluted share for the first quarter of 2019.

For the quarter ended March 31, 2020, the Company’s return on average equity (ROE) and return on average assets (ROA) were 8.20% and 0.78%, respectively, compared with 9.35% and 0.85% for the prior quarter, respectively, and 10.83% and 0.96%, for the first quarter of 2019, respectively.

Marc Bogan, President and CEO said, “Our financial results in the first quarter were good, however the onset of the Coronavirus required a shift in our approach to doing business.  Our team has worked tirelessly to implement the new regulatory relief programs that were designed to help our clients’ financial position during this pandemic and the related emergency period.  Our team has also implemented a working environment to ensure the safety of our employees, clients and communities by working remotely or with limited staff to deliver the same service our clients and communities have come to expect.  Our team is committed to continued progress in financial results, however we are unable to estimate the impact COVID-19 will have on our Company at this time.  These are truly unprecedented times, but TFB is committed to serving the needs of our constituencies in a way that is helpful and safe.”

Total assets were $727.5 million on March 31, 2020 compared with $722.2 million for the prior quarter and $700.5 million on March 31, 2019.  Net loans were $562.1 million on March 31, 2020 compared with $545.0 million the prior quarter and $539.7 million on March 31, 2019.  Total deposits were $629.6 million on March 31, 2020 compared with $622.2 million for the prior quarter and $592.4 million on March 31, 2019.  Low cost transaction deposits (demand and interest checking accounts) were $378.6 million on March 31, 2020 compared with $366.0 million for the prior quarter and $346.7 million on March 31, 2019.

Net interest margin was 3.76% for the first quarter of 2020 compared with 3.65% for the prior quarter and 3.89% for the first quarter of 2019.  Net interest income was $6.2 million for the first quarter of 2020 and the prior quarter and $6.1 million for the first quarter of 2019.

The Company’s allowance for loan loss methodology determines the level of loan provision at the end of each quarter.  Based on loan portfolio growth, net charge-off history, asset quality indicators, impaired loans and other qualitative factors, there was $350,000 in provision for loan losses for the first quarter compared with $91,000 and $50,000 in provision for loan losses for the prior quarter and the first quarter of 2019, respectively.  This resulted in the allowance for loan losses of $5.6 million or 0.99% of total loans on March 31, 2020 compared with $5.2 million or 0.95% of total loans for the prior quarter and $5.3 million or 0.97% of total loans on March 31, 2019.

Nonperforming assets were $5.9 million on March 31, 2020, compared with $6.5 million for the prior quarter and $7.8 million on March 31, 2019.  Included in nonperforming assets for the quarter were $4.6 million of nonperforming loans and $1.4 million of other real estate owned.  Net loan recoveries were $17,000 for the first quarter of 2020 compared with net loan charge-offs of $259,000 for the prior quarter and net loan recoveries of $55,000 for the first quarter of 2019.

Noninterest income was $1.3 million in the first quarter of 2020, compared with $1.5 million for the prior quarter and the first quarter of 2019.

Noninterest expense for the first quarter of 2020 was $5.6 million compared with $5.8 million for the prior quarter and $5.7 million for the first quarter of 2019.

Shareholders’ equity was $69.2 million on March 31, 2020 compared with $67.1 million for the prior quarter and $62.1 million on March 31, 2019.  Book value per common share was $18.25 on March 31, 2020 compared with $17.74 for the prior quarter and $16.41 on March 31, 2019.

Fauquier Bankshares, through its operating subsidiary, The Fauquier Bank, is an independent community bank offering a full range of financial services, including internet banking, mobile banking, commercial, retail, insurance, wealth management, and financial planning services through eleven banking offices throughout Fauquier and Prince William counties in Virginia. Additional information is available at www.tfb.bank or by calling Investor Relations at (800) 638-3798.

This press release may contain “forward-looking statements” as defined by federal securities laws. These statements address issues that involve risks, uncertainties, estimates and assumptions made by management, and actual results could differ materially from the results contemplated by these forward-looking statements.  Factors that could have a material adverse effect on our operations and future prospects include, but are not limited to, changes in: interest rates, general economic conditions, the legislative/regulatory climate, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System, the quality or composition of the loan or investment portfolios, the value of the collateral securing loans in the portfolio, demand for loan products, deposit flows, the level of net charge-offs on loans and the adequacy of the allowance for loan losses, competition, demand for financial services in the Company’s market area, the Company’s plans to increase market share, mergers, acquisitions and dispositions, cybersecurity threats or attacks, and tax and accounting principles, policies and guidelines.. Readers should consider these risks and uncertainties in evaluating our forward-looking statements and should not place undue reliance on such statements. We undertake no obligation to update these statements following the date of this news release.

FAUQUIER BANKSHARES, INC.

Selected Financial Data By Quarter

	At or For the Quarter Ended,
(Dollars in thousands, except per share data)	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
EARNINGS STATEMENT DATA:
Interest income	$7,057	$7,350	$7,362	$7,279	$7,179
Interest expense	868	1,108	1,171	1,195	1,046
Net interest income	6,189	6,242	6,191	6,084	6,133
Provision for loan losses	350	91	-	205	50
Net interest income after provision for loan losses	5,839	6,151	6,191	5,879	6,083
Noninterest income	1,342	1,486	1,610	1,400	1,480
Noninterest expense	5,605	5,810	5,419	5,509	5,718
Income before income taxes	1,576	1,827	2,382	1,770	1,845
Income taxes	180	255	330	206	213
Net income	$1,396	$1,572	$2,052	$1,564	$1,632

PER SHARE DATA:
Net income per share, basic	$0.37	$0.41	$0.54	$0.41	$0.43
Net income per share, diluted	$0.37	$0.41	$0.54	$0.41	$0.43
Cash dividends	$0.125	$0.125	$0.12	$0.12	$0.12
Weighted average shares outstanding, basic	3,788,626	3,784,447	3,784,934	3,784,934	3,778,895
Weighted average shares outstanding, diluted	3,794,864	3,789,073	3,790,846	3,793,966	3,788,910
Book value	$18.25	$17.74	$17.43	$16.94	$16.41
BALANCE SHEET DATA:
Total assets	$727,494	$722,171	$726,339	$717,528	$700,502
Loans, net	$562,099	$544,999	$539,832	$538,593	$539,672
Securities, including restricted investments	$83,490	$81,799	$75,128	$74,310	$72,344
Deposits	$629,560	$622,155	$614,000	$607,256	$592,358
Transaction accounts (demand & interest checking accounts)	$378,598	$366,023	$354,534	$351,891	$346,687
Shareholders' equity	$69,237	$67,123	$65,976	$64,106	$62,133
PERFORMANCE RATIOS:
Net interest margin (1)	3.76%	3.65%	3.73%	3.73%	3.89%
Return on average assets	0.78%	0.85%	1.14%	0.89%	0.96%
Return on average equity	8.20%	9.35%	12.46%	9.94%	10.83%
Efficiency ratio (2)	73.94%	74.69%	69.11%	73.16%	75.41%
Yield on earning assets	4.28%	4.29%	4.43%	4.46%	4.55%
Cost of funds	0.55%	0.67%	0.73%	0.76%	0.69%

(1)	Net interest margin is calculated as fully taxable equivalent net interest income divided by average earning assets and represents the Company's net yield on its earning assets.
(2)	Efficiency ratio is computed by dividing noninterest expense by the sum of fully taxable equivalent net interest income and noninterest income, net of securities gains or losses.

FAUQUIER BANKSHARES, INC.

Selected Financial Data By Quarter

	At or For the Quarter Ended,
(Dollars in thousands, except for ratios)	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
ASSET QUALITY RATIOS:
Nonaccrual loans	$1,010	$989	$1,941	$2,278	$1,969
Restructured loans still accruing	2,425	2,471	2,518	2,979	3,319
Loans 90+ days past due and accruing	1,153	1,636	867	484	1,163
Total nonperforming loans	4,588	5,096	5,326	5,741	6,451
Other real estate owned, net	1,356	1,356	1,356	1,356	1,356
Total nonperforming assets	$5,944	$6,452	$6,682	$7,097	$7,807

Allowance for loan losses	$5,594	$5,227	$5,395	$5,409	$5,281
Allowance for loan losses to total loans	0.99%	0.95%	0.99%	0.99%	0.97%
Nonaccrual loans to total loans	0.18%	0.18%	0.36%	0.42%	0.36%
Allowance for loan losses to nonperforming loans	121.93%	102.57%	101.30%	94.22%	81.86%
Nonperforming loans to total loans	0.81%	0.93%	0.98%	1.06%	1.18%
Nonperforming assets to total assets	0.82%	0.89%	0.92%	0.99%	1.11%
Net loan charge-offs (recoveries)	$(17)	$259	$14	$77	$(55)
Net loan charge-offs (recoveries) to average loans	(0.003)%	0.05%	0.003%	0.01%	(0.01)%

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